Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Celanese Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-122789, 333-128048, 333-158734, 333-158736, 333-166358, 333-180932, and 333-193836) and on Form S-3 (No. 333-193834) of Celanese Corporation (the "Company") of our reports dated February 10, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of the Company.

Our report dated February 10, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states the Company acquired SO.F.TER. S.p.A ("SOFTER") during 2016, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2016, SOFTER's internal control over financial reporting associated with total assets that constituted less than 5.0% of consolidated total assets and total net sales that constituted less than 1.0% of consolidated net sales as of and for the year ended December 31, 2016.

/s/ KPMG LLP

Dallas, Texas
February 10, 2017